Prospectus Supplement, dated May 21, 1997
to Prospectus dated December 16, 1996


                   CFW COMMUNICATIONS COMPANY

                    DIVIDEND REINVESTMENT AND
                       STOCK PURCHASE PLAN

     This Prospectus Supplement describes a change in the administration of the CFW Communications Company Dividend
Reinvestment and Stock Purchase Plan (the "Plan").

     Effective May 22, 1997, CFW Communications Company (the "Company") will begin serving as the registrar and transfer agent for its common stock. The Company is replacing First Union National Bank of North Carolina ("First Union") as registrar and transfer agent. As a result, certain amendments are being made to the Plan.

ADMINISTRATION

     The Company will serve as the Plan Administrator. As the Plan Administrator, the Company maintains records and sends statements of your account to you. Shares of common stock purchased under the Plan are registered in the name of the Plan and credited to the accounts of participants. References to the Plan Administrator in the Prospectus shall be deemed to be references to the Company.

ADDRESS OF THE ADMINISTRATOR

     All communications with the Company in its capacity as Plan
Administrator, including the transmission of optional cash payments, shall be directed to:

          CFW Communications Company Dividend Reinvestment
            and Stock Purchase Plan
          c/o Shareholder Relations Administrator
          CFW Communications Company
          P.O. Box 1990
          Waynesboro, VA  22980

OPTIONAL CASH PURCHASES

     Cash purchases may be made when you join the Plan by enclosing a check or money order payable to CFW Communications
Company Dividend Reinvestment and Stock Purchase Plan with the authorization form. After you are enrolled, please use the form provided with your account statement when you make cash purchases.

AUTHORIZATION

     Each current participant in the Plan will be deemed to have substituted the Company for First Union as his agent to receive cash dividends that may become payable to him on shares of Company common stock as previously designated by the participant. The Company will arrange for a broker to apply such dividends, together with any optional cash payments as such participant may make, to the purchase of Company common stock. A participant may withdraw from the Plan at any time by notifying the Company in writing, as explained in more detail in the Prospectus.



 PLEASE RETAIN THIS PROSPECTUS SUPPLEMENT FOR FUTURE REFERENCE.